Exhibit 10.1

PACIFIC CAPITAL BANCORP

MANAGEMENT RETENTION PLAN
(As Amended and Restated, effective October 25, 2004)

PACIFIC CAPITAL BANCORP

MANAGEMENT RETENTION PLAN
(As Amended and Restated, effective October 25, 2004)

TABLE OF CONTENTS

1.	Introduction	1

2.	Purpose	1

3.	Eligibility to Participate	1

4.	When Participation Ends	2

5.	Severance Benefits	2

	Eligibility to Receive Benefits	2
	Involuntarily Terminated	2
	Other Pay/Benefits	2
	Retiree Health Plan Benefits	3
	Exclusion of Benefits	3
	Limitation on Benefits	3

6.	Exclusions for Severance Payment	3

7.	Severance Payment	4

8.	Rules for Determining Annual Compensation	4

	Annual Average Compensation	4
	Cash Bonus	4
	Cash Commissions	4
	No Fringe Benefits	4
	No Stock Options	4

9.	Time and Form of Severance Payment	4

10.	Withholding	5

11.	Excise Tax and Non-Deductibility Limitations	5

12.	Retiree Health Plan	5

13.	Employment Status	5

	Transfer of Employment	5

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14.	Successors	6

	Company's Successors	6
	Failure to Obtain Assumption	6
	Successor Fund	6

Definitions		7-10

	Administration of the Plan ERISA Required Information
	Cause
	Change of Control
	Change of Control Date
	Code
	Determination
	Disability
	Exchange Act
	Good Reason
	Governing Law
	Incumbent Directors
	Plan Year
	Severance Window Period

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PACIFIC CAPITAL BANCORP

MANAGEMENT RETENTION PLAN
(As Amended and Restated, effective October 25, 2004)

1.	Introduction

On November 24, 1998, Pacific Capital Bancorp, a California corporation (hereinafter referred to as Pacific Capital), established a management retention plan entitled “Pacific Capital Bancorp Management Retention Plan” (hereinafter referred to as the “Plan”) for the benefit of certain eligible executives of Pacific Capital and its subsidiaries (hereinafter referred to as “Pacific Capital”). The Compensation & Nominating Committee of the Board of Directors of Pacific Capital (the “Committee”) approved the amended and restated Plan on October 25, 2004.

The Plan shall remain in effect until terminated by the Board of Directors by resolution adopted by three-fourths of the Incumbent Directors.

This document (“Plan Document”) is intended to give participants an easily understood explanation of the Plan. This Plan Document, in conjunction with any future amendments, constitutes the official Plan Document for the Plan. You may request an additional copy of this Plan Document by sending a written request to the address below. Please note that capitalized terms have specialized meanings which are defined in either the section where it is first used or at the end of the Plan Document.

Neither the receipt of the Plan Document nor the use of the term “you” indicates that you are eligible for a retention benefit under the Plan. Only those executives who are selected for participation and satisfy the requirements for a retention payment contained in the Plan are eligible for a benefit.

If you have questions regarding the Plan, you may contact the Corporate Secretary at:

Pacific Capital Bancorp
1021 Anacapa Street
Santa Barbara, CA 93106
Telephone: 805-564-6298

2.	Purpose

The purpose of this Plan is to:

•	enhance the ability of Pacific Capital to retain existing executive management and, if needed, attract new executives;

•	provide reasonable severance benefits for eligible executives in the event of termination of employment following a Change of Control of Pacific Capital, and;

•	enhance executive morale.

3.	Eligibility to Participate

You become eligible to participate in the Plan if Pacific Capital employs you within a position or salary grade (or similar category) selected by the Compensation & Nominating Committee of the Board of Directors (“Committee”) to participate in the Plan. If you are among the executive employees whose rank, position or salary grade (or similar category) is selected for participation, you will be notified in writing. Employment in an executive capacity does not entitle you to selection for participation in the Plan. The Committee shall not select any category of employees for participation unless it determines that each person in that category is a member of a select group of management or highly-compensated employees. The Committee’s selection of a category of executive employees for participation shall be made solely in its discretion and shall be conclusive and binding.

If you are covered under the terms of an employment agreement, change in control agreement, or other similar agreement entered into between you and Pacific Capital, or another subsidiary or entity subsequently acquired, you are not eligible to participate in this Plan until the terms of such other agreement expire.

If you are selected for participation, you will receive a written Notice of Participation from the Corporate Secretary to be executed and returned by you.

4.	When Participation Ends

You will cease to be a participant in the Plan as of the first to occur of the following events:

the date you receive all of the Severance Payments due under the Plan in the event you are eligible for severance;
the date the Committee notifies you that as a result of a change in your employment status, you are no longer included in a category selected to be a participant in the Plan;
the date your employment ends for any reason, which does not result in your eligibility for severance;
the Board of Directors terminates the Plan;

5.	Severance Benefits

Eligibility to Receive Benefits: You are eligible to receive benefits following a Change of Control only if:

•	you are a participant in the Plan at the time of your termination of employment; and

•	you have signed and returned the Notice of Participation form;

•	your employment is Involuntarily Terminated by Pacific Capital. Involuntarily Terminated shall have the following meaning:

•	your employment is terminated by Pacific Capital other than for Cause,

•	your employment is terminated by Pacific Capital as a result of your death or your Disability, or

•	you terminate your employment for Good Reason within the Severance Window Period.

Other Pay/Benefits. If (1) your employment is terminated at any time during the Severance Window Period and you are entitled to receive a Severance Payment, (2) you participate in any Retiree Health Plan, and/or (3) you timely exercise your rights under Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) to continue to participate in Pacific Capital’s Health/Dental/Vision (“H/D/V”) plans after your termination of employment, Pacific Capital will continue to pay all premiums and costs associated with your participation (and your spouse and dependents) in Company H/D/V plans according to your elections and the terms/conditions of those plans for the period beginning as of the date of your termination of employment. Payments end the earlier of:

•	the date you and your spouse and dependents become covered under another employer’s health and/or dental insurance plans, or

•	the last day of the period you and/or your spouse and dependents are eligible to participate in Pacific Capital’s H/V/D plans as provided under COBRA.

Retiree Health Plan Benefits

If you participate in any Retiree Health Plan, Pacific Capital shall have no obligation to make any payment to you or your spouse and dependents under this section with respect to their participation.

Exclusion of Benefits

In the event your employment is terminated for any reason, either prior to the occurrence of a Change of Control Date or after the expiration of the Severance Window Period following a Change of Control Date, you are not entitled to receive any benefits under this Plan. Other than this Plan, you may be entitled to receive Severance Benefits that may apply under existing benefit plans and policies of Pacific Capital.

Limitation on Benefits

By executing and returning to Pacific Capital a Notice of Participation, you acknowledge that payment of benefits to you under this Plan, if any, is the only compensation that you are entitled to as a result of Involuntary Termination following a Change of Control. You have no right to bring or maintain any suit, action, or other proceeding seeking compensation or damages based on any alleged wrongful termination of your employment with Pacific Capital. Employee waives and releases any rights that he/she may have under California Civil Code Section 1542 to the full extent that all such rights may lawfully be waived.

6.	Exclusions for Severance Payment

You are not eligible for Severance Benefits, if any of the following conditions apply:

•	You fail to report to work or resign from employment prior to the effective date of your termination of employment set forth in the notice of termination;

•	You announce in writing your intention to terminate employment or retire prior to the date Pacific Capital announces that your employment will terminate;

•	Your termination of employment is due to Cause;

•	You voluntarily resign or terminate your employment other than for Good Reason,

•	Your employment ends in connection with the sale of assets or a change in ownership of any part of Pacific Capital’s operations and you are offered a comparable position with comparable pay with the acquirer.

7.	Severance Payment

The Severance Payment is equal to an amount multiplied by your Severance Payment Percentage based on your position at the time of your termination of employment times your Average Annual Compensation.

Position	Severance Payment Percentage

President & Chief Executive Officer	300%
Leadership Council	200%
Executive Vice President	150%
Grade 19 or T6	100%
Grade 18 (grandfathered prior to the amended and
restated October 25, 2004 Plan	100%

8.	Rules for Determining Annual Compensation

Annual Average Compensation. The average of your annual base salary, cash bonuses, and commissions paid for the last three full Plan Years (or your actual full Plan Years of employment if employed for less than three years).

Cash Bonus. A cash bonus, if any, is determined after the close of a Plan Year and normally is paid during the first quarter of the following Plan Year.

Cash Commissions. Any cash commission is determined and paid after the close of a Plan Year, and the amount, if any, is paid during the following Plan Year.

No Fringe Benefits. Your Annual Average Compensation for any Plan Year does not include any fringe benefits provided by Pacific Capital, including Pacific Capital’s I & I Plan or Employee Stock Ownership Plan, any matching contributions to any 401(k) plan, any contributions or accruals to the Retiree Health Plans, and any premiums on life, disability, or medical insurance.

No Stock Options. Your Annual Average Compensation for any Plan Year does not include any income or gain realized by any stock options or other securities or rights granted to you by Pacific Capital under any stock option plan or other incentive plan in effect at any time.

9.	Time and Form of Severance Payment

Any Severance Payment that you are entitled to receive under this Plan will be paid by Pacific Capital in a lump sum by the later of (1) if no Dispute is made with respect to the Determination, (as those terms are used in the Plan), 15 business days after the date of the delivery of the Determination, and (2) if a Dispute is made with respect to the Determination, 15 business days after the date of the Dispute resolution.

10.	Withholding

        All amounts paid by Pacific Capital to you under this Plan are subject to all applicable federal, state, and local payroll and withholding taxes, including any withholding obligations under Section 4999 of the Excise Tax.

11.	Excise Tax and Non-Deductibility Limitations

If a determination is made that payments and benefits payable to any participant under this Plan, when aggregated with any other payments or benefits received or to be received under any other plan by reason of the occurrence of the Change of Control would be subject to the Excise Tax imposed by Section 4999 of the Code, the participant is entitled to an additional payment (a “Gross-Up Payment”) in an amount that will place the participant in the same after-tax economic position that the participant would have been in if the Excise Tax had not applied to the payments. The Accountants shall determine the amount of the Gross-Up Payment. If the Accountants determine that payments are not subject to an Excise Tax, no Gross-Up Payments will be paid to a participant.

12.	Retiree Health Plan

Your rights and benefits under this Plan are in addition to any rights under any Retiree Health Plan. Nothing in this Plan shall limit your rights under any Retiree Health Plan and nothing in any Retiree Health Plan shall limit your rights under this Plan.

13.	Employment Status

This Plan does not constitute a contract of employment or impose on Pacific Capital any obligation to:

           retain you as an employee,
           change status of your employment, or
           change Pacific Capital’s policies regarding termination of employment.

This Plan does not constitute a contract of employment or impose on you any obligation to continue your employment with Pacific Capital for any particular period of time.

Subject to the provisions of any written employment agreement between you and Pacific Capital, your employment is and continues to be at-will, as defined under applicable law. If your employment with Pacific Capital terminates for any reason at any time other than during the Severance Window Period, including any termination prior to a Change of Control Date, you are not entitled to any payments, benefits, damages, awards, or other compensation under this Plan. You will only be entitled to payments, benefits, damages, awards, and other compensation that are available under Pacific Capital’s established employee plans and practices at the time of termination.

Transfer of Employment. Notwithstanding anything in this Plan to the contrary, the reassignment of your employment from Pacific Capital to any subsidiary, shall not, by itself, be considered a Termination of Employment.

14.	Successors

Company’s Successors. Pacific Capital requires any successor to Pacific Capital (whether by purchase, lease, merger, consolidation, liquidation, or otherwise) or to all (or substantially all) of Pacific Capital’s business and/or assets, to assume this Plan and expressly agree to perform all of the obligations of Pacific Capital under this Plan. For all purposes under this Plan, references to Pacific Capital include any successor to Pacific Capital and its business and/or assets, as appropriate. Any corporation, partnership, limited liability company, or other person or entity which is the successor of Pacific Capital (whether by purchase, lease, merger, consolidation, liquidation or otherwise) or successor to all (or substantially all) of the business and/or assets of Pacific Capital (including the stock of any subsidiary of Pacific Capital) is considered to have assumed all of Pacific Capital’s obligations under this Plan. This assumption applies regardless of whether or not any successor specifically acknowledges in writing that it is assuming all obligations under this Plan.

Failure to Obtain Assumption. The failure of Pacific Capital to obtain the assumption of this Plan by its successor prior to the effectiveness of any succession will be considered to be the Involuntary Termination of the participants in this Plan. The Involuntary Termination of each effected participant is effective as of the day before the succession effective date. Effected participants are entitled to receive the same Severance Payment and other benefits under this Plan that they would have been entitled to receive had their employment been terminated in an Involuntary Termination after the succession effective date and after the occurrence of a Change of Control.

Successor Fund. If a transaction occurs in which any person or entity is considered a successor to Pacific Capital and the successor does not specifically assume all of Pacific Capital’s obligations under this Plan, Pacific Capital:

•	will retain a sufficient amount to pay, based on the compensation levels of the participants who are Pacific Capital employees as of the date immediately preceding the close of the transaction, all of the Severance Payments and other benefits that are then payable, and

•	within two years from the closing date may be payable to participants, and

•	promptly after the close of the transaction will use the assets and/or consideration to pay the Severance Payments and other benefits payable to the participants.

DEFINITIONS

Administration of the Plan ERISA Required Information

The sponsor and Administrator of this Plan is:
Pacific Capital Bancorp
1021 Anacapa Street
Santa Barbara, California 93101
Attn: William S. Thomas, Jr., President & CEO
(805) 564-6216

The Designated Agent for service of process:
General Counsel
Pacific Capital Bancorp
1021 Anacapa Street
Santa Barbara, California 9311

Pacific Capital may change the name and position of the Administrator or Designated Agent at any time.

CAUSE

Cause for termination of the participant’s employment by Pacific Capital is based upon:

•	the continued failure by the participant to substantially perform the participant’s duties (unless such failure is due to participant’s Disability) after written documentation specifying the participant’s performance failures is delivered to the participant and a period of at least 14 business days is given to the participant to cure such failures;

•	any act of dishonesty, breach of confidentiality or ethics violation, or fraud by the participant;

•	the participant’s conviction of a felony, or commission of a criminal or other act that will probably cause substantial economic damage to Pacific Capital or substantial injury to its business reputation; or

•	the order of a regulatory agency.

CHANGE OF CONTROL

Change of Control is the occurrence of any of the following events:

•	An acquisition of any voting securities of Pacific Capital by any person (as that term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act), immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of Pacific Capital’s then outstanding voting securities.

•	A cumulative change in the composition of the Board of Directors of Pacific Capital occurring during any two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; provided that no individual shall be considered an Incumbent Director if such individual initially assumed office as a result of either an actual or threatened Election Contest (as described in Rule 14a-11 promulgated under the Exchange Act) (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of Pacific Capital (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

•	Approval by the shareholders of Pacific Capital of:

a.	A merger, consolidation or reorganization involving Pacific Capital.

b.	A complete liquidation or dissolution of Pacific Capital unless (as evidenced by resolution of the Board of Directors of Pacific Capital) (x) such liquidation or dissolution is effected primarily for the purpose of consolidating the business and assets of Pacific Capital with those of one or more subsidiaries of Pacific Capital and (y) the principal business of Pacific Capital is continued by such subsidiary immediately after such liquidation or dissolution; or

c.	An agreement for the sale or other disposition of all or substantially all of the assets of Pacific Capital to any person other than one or more subsidiaries of Pacific Capital.

Change of Control Date

Change of Control Date is the earliest of:

•	the date on which the Change of Control occurs;

•	the date on which Pacific Capital executes an agreement which would result in the occurrence of a Change of Control;

•	the date on which the Board of Directors of Pacific Capital approves a transaction which, if completed, would result in a Change of Control; or

•	the date Pacific Capital fails to satisfy its obligations to have this Plan assumed by any successor to Pacific Capital involved in the Change of Control.

Code

Code means the Internal Revenue Code of 1986, as amended.

Determination

Initial Determination. An initial determination as to whether any payments would be subject to the Excise Tax shall be made at Pacific Capital’s expense by an accounting firm selected by Pacific Capital (which firm may be Pacific Capital’s regular outside auditors) (the “Accountants”). The Accountants shall provide their determination (the “Determination”), together with supporting calculations and documentation, to Pacific Capital and the participant within 30 days after the date of the participant’s Termination of Employment. For purposes of making the calculations, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Pacific Capital and the participant shall furnish information and documents to the Accountants as they may reasonably request in order to make a Determination. Pacific Capital shall bear all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this section. If the Accountants determine that no Excise Tax is payable by a participant, Pacific Capital shall cause the Accountants to provide the participant an opinion that the Accountants have substantial authority under the Code not to report an Excise Tax on the participant’s federal income tax return.

Dispute. The Participant and Pacific Capital shall have the right to dispute the Determination (the “Dispute”). The participant and/or Pacific Capital shall initiate the Dispute, if at all, by delivering to the Administrator written notice of the Dispute within 10 days after the delivery of the Determination by the Accountants. If a written notice of Dispute is not delivered to the Administrator within such 10-day period, it shall be conclusively presumed that there is no Dispute and the Determination shall be binding, final, and conclusive upon the participant and Pacific Capital. If Pacific Capital initiates the Dispute, they shall promptly deliver to the participant a copy of the written notice delivered to the Administrator. Pacific Capital shall pay the reasonable attorney fees, costs, and expenses incurred in good faith by the participant in connection with the resolution of any Dispute, regardless of the outcome of the Dispute.

DISABILITY

Disability shall have the same meaning as that term is defined in Pacific Capital’s Long-Term Disability Plan.

EXCHANGE ACT

Exchange Act means the Securities Exchange Act of 1934, as amended.

GOOD REASON

Good Reason is the occurrence of any of the following events, without the participant’s express written consent:

•	the assignment to the participant of duties that are inconsistent with the participant's position and salary;

•	a significant reduction of the participant's duties or responsibilities;

•	a reduction of the participant’s base pay and annual cash bonuses or commissions, unless the reduction in such bonuses and commissions results primarily from a proportionate reduction in the bonus and/or commission pool available to employees based on the performance of Pacific Capital Bancorp or the performance of the participant, or a material reduction in the kind or level of employee benefits to which the participant is entitled;

•	the termination of the participant's status as a member of the Leadership Council of Pacific Capital;

•	the relocation of the participant’s principal place of employment more than 35 miles from the present principal place of employment.

GOVERNING LAW

This Plan Document shall be governed and interpreted in accordance with California law.

INCUMBANT DIRECTORS

Incumbent Directors means directors of Pacific Capital who are elected (or nominated for election) to the Board by the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination. An individual who is elected or nominated in connection with an actual or threatened Proxy Contest relating to the election of directors shall not be considered an Incumbent Director.

PLAN YEAR

Plan Year means the period beginning January 1st and ending December 31st of each year.

SEVERANCE WINDOW PERIOD

The Severance Window Period is a period of 24 months immediately following the Change of Control Date.